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Exhibit 99.1

Magna Entertainment Corp. 337 Magna Drive Aurora, Ontario Canada L4G 7K1 Tel (905) 726-2462 Fax (905) 726-7172

PRESS RELEASE
MAGNA ENTERTAINMENT CORP.
ANNOUNCES RESULTS FOR THE THIRD QUARTER
ENDED SEPTEMBER 30, 2004

November 1, 2004, Aurora, Ontario, Canada...Magna Entertainment Corp. ("MEC") (NASDAQ: MECA; TSX: MEC.A) today reported its financial results for the third quarter ended September 30, 2004.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
	(unaudited)
Revenues	$102,275	$104,475	$592,589	$562,857
Earnings (loss) before interest, taxes, depreciation and amortization ("EBITDA")(i)	$(30,349)	$(12,599)	$(11,053)	$30,217
Net loss(i)	$(50,325)	$(15,397)	$(54,683)	$(1,936)
Diluted loss per share	$(0.47)	$(0.14)	$(0.51)	$(0.02)

(i)
Results for the nine month period ended September 30, 2004 include a non-cash write-down of long-lived assets of $26.7 million related to the redevelopments in progress at Gulfstream Park and Laurel Park.

All amounts are reported in U.S. dollars in thousands, except per share figures.

In announcing these results, Jim McAlpine, President and Chief Executive Officer of MEC, remarked: "The third quarter results for 2004 are disappointing. Despite only a small decline in revenues, our EBITDA loss has been impacted by MEC continuing to incur significant costs ahead of revenues as we position ourselves to achieve our strategic objectives and by higher costs in the pursuit of alternative gaming opportunities and regulatory reform. During the third quarter of 2004, our European racing operations incurred start-up pre-tax losses of $7.9 million and our pre-development and other costs, incurred primarily in the pursuit of alternative gaming opportunities, increased by $4.4 million over the prior year quarter to $5.6 million. We have made a significant investment in certain strategic initiatives, such as Magna Racino™, our newest racetrack, near Vienna, Austria and our international wagering business. Despite the disappointing third quarter results, we remain committed to attaining MEC's long term goals and we continue to be excited about our strategic vision to create a global entertainment company built around horseracing."

Mr. Frank Stronach, Chairman of the Board of MEC, also made organizational announcements. "To further strengthen our leadership team, our Board of Directors has appointed an Executive Management Committee to support MEC's operations. The new Executive Management Committee will be chaired by Dennis Mills and will include Jim McAlpine, President and Chief Executive Officer of MEC, and Don Amos, Executive Vice President and Chief Operating Officer of MEC. In addition, Tom Hodgson, President of Strategic Analysis Corporation and a member of the Board of Directors of MI Developments Inc. ("MID"), our parent company, will serve in a special advisory capacity to the Committee." Concurrently, Mr. Stronach announced that the Board elected two new directors, Dennis Mills, who also serves as Vice Chairman of the Board of Directors of MID and John Barnett, President and CEO of Rothmans, Benson & Hedges Inc. and Rothmans Inc. Mr. Mills is a former Vice-President of Magna International Inc. from 1984 to 1987 and served as a Member of Parliament in Canada's federal parliament from 1988 to 2004. While a Member of Parliament, Mr. Mills was Parliamentary Secretary to the Minister of Industry from 1993 to 1996 and served as a member of the Canadian federal parliament's Heritage, Industry and Public Accounts Committees. Mr. Barnett, a former President and Chief Executive Officer of Molson Breweries, is a Chartered Accountant and has over 30 years of experience in the sport and entertainment industry.

Since the end of the second quarter, a number of positive strategic and other developments have occurred, including:

The ongoing redevelopment of Gulfstream Park, including a new, wider turf course, as well as the construction of a modern clubhouse/grandstand offering an array of restaurants and entertainment facilities.

The completion by HorseRacing TV™ ("HRTV") of an agreement with the operator of the DISH Network™ that dramatically expanded HRTV's distribution throughout the United States. HRTV is now available to more than 11 million cable and satellite television subscribers.

The passage into law of the Pennsylvania Race Horse Development and Gaming Act. We intend to pursue an application for a slot machine license at The Meadows, our racetrack in the Pittsburgh area, in accordance with the requirements of this legislation and the associated regulations, at the earliest possible date.

The amendment and extension of our preferred access agreements with Magna International Inc. ("Magna") for their use of the MEC golf courses, Fontana Sports and the Magna Golf Club, through December 31, 2014.

The amendment and extension of our secured term loan facility for The Santa Anita Companies, Inc. until October 7, 2007, subject to a further extension at our option to October 7, 2009.

The amendment and extension of our $50.0 million senior secured revolving credit facility until October 10, 2005.

In order to fully implement our strategic plan, including the redevelopment of Gulfstream Park, and capitalize on future growth opportunities, we will be required to seek additional debt, equity and/or other financing. We may also decide to sell some of our real estate holdings and other assets and/or enter into leases or similar arrangements with respect to such real estate holdings or other assets in order to fund certain portions of our strategic plan. We are currently in active discussions to secure additional financing and sources of funds from, and may enter into transactions with, a variety of public and private sources, which could include MID.

Our racetracks operate for prescribed periods each year. As a result, our racing revenues and operating results for any quarter will not be indicative of our revenues and operating results for the year. The third quarter is traditionally our weakest quarter due to the timing of the race meets at our largest racetracks.

Our financial results for the third quarter of 2004 reflect the full quarter's operations for all of MEC's racetracks and related pari-mutuel wagering operations. Results of Flamboro Downs were equity accounted during the period prior to our acquisition, which was completed on April 16, 2003. The comparative results for the third quarter and nine months year to date of 2003 do not reflect the operations of Magna Racino™, RaceONTV™ and our European simulcasting and distribution business, which commenced operations during 2004.

Revenues for the third quarter and first nine months of 2004 decreased 2.1% to $102.3 million and increased 5.3% to $592.6 million from the prior year comparable periods, respectively. The decreased revenues in the third quarter of 2004 resulted primarily from fewer live race days at certain of our racetracks and decreased access fees at our Magna Golf Club and Fontana Sports facilities as a result of a delay in renewing the access agreements with Magna. The increased revenues for the first nine months of 2004 resulted primarily from the sale of four Non-Core Real Estate properties for proceeds of $16.4 million, the acquisition of Flamboro Downs, the opening of Magna Racino™, increased decoder revenues at our California racetracks as a result of revenues being recognized for amounts previously in dispute and increased attendance and wagering at Pimlico on the Preakness Stakes®, partially offset by reduced on-track and inter-track wagering revenues at several of our facilities due to lower average daily attendance and decreased access fee revenues from our Magna Golf Club and Fontana Sports facilities as previously noted.

EBITDA was a loss of $30.3 million for the third quarter ended September 30, 2004, compared to a loss of $12.6 million in the prior year period, and was a loss of $11.1 million in the first nine months ended September 30, 2004, compared to earnings of $30.2 million in the prior year period. The decline in the third quarter of 2004 was primarily attributable to pre-operating and start-up costs incurred at Magna Racino™, RaceONTV™ and our other European business developments, additional predevelopment and other costs, additional distribution and production costs at HRTV™, severance and union buyout costs at the Maryland Jockey Club and other one-time costs incurred in connection with the redevelopment of the racing surfaces at Laurel Park, partially offset by the gain on sale of Non-Core Real Estate properties. The results for the nine months ended September 30, 2004 were adversely impacted by the same factors impacting the third quarter as well as by a non-cash write-down of long-lived assets of $26.7 million related to our redevelopment of the Gulfstream Park racetrack and the racing surfaces at Laurel Park.

Net income decreased to a net loss of $50.3 million in the third quarter of 2004 compared to net loss of $15.4 million in the prior year period and for the first nine months of 2004 decreased to a net loss of $54.7 million compared to a net loss of $1.9 million in the prior year period. The net loss in the first nine months of 2004 includes the impact of the non-cash write-down of long-lived assets. The decline in the third quarter and first nine months of 2004 is due to the EBITDA decreases as noted above and increased depreciation and amortization and interest expense in the three and nine month periods ended September 30, 2004 compared to the comparable 2003 periods.

During the three months ended September 30, 2004, cash used for operations before changes in non-cash working capital was $40.4 million, which has increased from cash used for operations before changes in non-cash working capital of $9.0 million in the three months ended September 30, 2003 primarily due to lower net income. Cash used in investment activities during the three months ended September 30, 2004 was $45.4 million, which represents primarily real estate property and fixed asset additions. Cash provided from financing activities of $23.6 million in the three months ended September 30, 2004 was primarily due to the utilization of our senior secured revolving credit facility of $25.0 million partially offset by repayment of long-term debt of $1.4 million.

MEC also announced a pending change in its stock symbol on the Toronto Stock Exchange ("TSX"). Commencing November 17, 2004, the Class A Subordinate Voting Stock of Magna Entertainment Corp. will be traded on the TSX under the stock symbol "MEC.SV.A". This change results from a new symbol naming convention adopted by the TSX. The stock symbol for the Class A Subordinate Voting Stock on the NASDAQ National Market (MECA) is not affected by this change.

MEC, North America's number one owner and operator of horse racetracks, based on revenue, acquires, develops and operates horse racetracks and related pari-mutuel wagering operations, including off-track betting facilities. Additionally, MEC owns and operates XpressBet™, a national Internet and telephone account wagering system, and HorseRacing TV™, a 24-hour horse racing television network.

We will hold a conference call to discuss our third quarter results on November 3, 2004 at 9:00 a.m. New York time. The number to use for this call is 1-800-686-8478. Please call 10 minutes prior to the start of the conference call. The overseas number to call is 212-346-6538. The conference call will be chaired by Jim McAlpine, President and Chief Executive Officer of MEC. We will also be webcasting the conference call at www.magnaentertainment.com. If you have any teleconferencing questions, please call Karen Richardson at 905-726-7465.

This press release may contain "forward-looking statements" within the meaning of applicable securities legislation, including the U.S. Securities Act of 1933, as amended, and the U.S. Securities Exchange Act of 1934, as amended. These forward-looking statements may include, among others, statements regarding: expectations as to operational improvements; expectations as to cost savings, revenue growth and earnings; the time by which certain objectives will be achieved; proposed new racetracks or other developments, products and services; projections, predictions, expectations, estimates or forecasts as to our financial and operating results and future economic performance; and other matters that are not historical facts. Forward-looking statements should not be read as guarantees of future performance or results, and will not necessarily be accurate indications of whether or the times at or by which such performance or results will be achieved. Forward-looking statements are based on information available at the time and/or management's good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. Important factors that could cause such differences include, but are not limited to, the factors discussed in the "Risk Factors" section of MEC's Annual Report on Form 10-K for the year ended December 31, 2003 and our subsequent public filings. Forward-looking statements speak only as of the date the statement was made. We assume no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect thereto or with respect to other forward-looking statements.

For more information contact:

Blake Tohana
Executive Vice-President
and Chief Financial Officer
Magna Entertainment Corp.
337 Magna Drive
Aurora, ON L4G 7K1
Tel: 905-726-7493

MAGNA ENTERTAINMENT CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
[Unaudited]
[U.S. dollars in thousands, except per share figures]

	Three months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003
Revenues
Racing
Gross wagering	$74,720	$75,893	$461,210	$460,067
Non-wagering	22,114	22,063	101,939	87,231

	96,834	97,956	563,149	547,298

Real estate and other
Sale of real estate	—	—	16,387	—
Golf and other	5,441	6,519	13,053	15,559

	5,441	6,519	29,440	15,559

	102,275	104,475	592,589	562,857

Costs and expenses
Racing
Purses, awards and other	44,235	44,163	279,986	277,227
Operating costs	60,785	50,931	217,227	191,311
General and administrative	16,524	15,397	47,419	46,936

	121,544	110,491	544,632	515,474

Real estate and other
Cost of real estate sold	—	—	6,762	—
Operating costs	4,440	4,784	12,012	10,762
General and administrative	1,125	570	1,747	1,562

	5,565	5,354	20,521	12,324

Predevelopment and other costs	5,614	1,241	12,143	5,846
Depreciation and amortization	10,374	7,923	27,952	23,157
Interest expense, net	6,474	4,437	17,737	9,219
Write-down of long-lived assets (Note 4)	—	—	26,685	—
Equity income	(99)	(12)	(339)	(1,004)

	149,472	129,434	649,331	565,016

Loss before income taxes	(47,197)	(24,959)	(56,742)	(2,159)
Income tax provision (benefit) (Note 5)	3,128	(9,562)	(2,059)	(223)

Net loss	(50,325)	(15,397)	(54,683)	(1,936)
Other comprehensive income (loss)
Foreign currency translation adjustment	5,402	113	(86)	23,859
Change in fair value of interest rate swap	177	229	622	338

Comprehensive income (loss)	$(44,746)	$(15,055)	$(54,147)	$22,261

Loss per share for Class A Subordinate Voting Stock or Class B Stock:
Basic and Diluted	$(0.47)	$(0.14)	$(0.51)	$(0.02)

Average number of shares of Class A Subordinate Voting Stock and Class B Stock outstanding during the period [in thousands]:
Basic and Diluted	107,345	107,146	107,316	107,142

MAGNA ENTERTAINMENT CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
[Unaudited]
U.S. dollars in thousands]

	Three months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003
Cash provided from (used for):
Operating activities
Net loss	$(50,325)	$(15,397)	$(54,683)	$(1,936)
Items not involving current cash flows	9,907	6,440	39,786	22,244

	(40,418)	(8,957)	(14,897)	20,308
Changes in non-cash working capital	22,710	(8,492)	82	(11,077)

	(17,708)	(17,449)	(14,815)	9,231

Investment activities
Real estate property and fixed asset additions	(45,442)	(25,813)	(102,051)	(54,334)
Other asset additions	(409)	(4,847)	(1,082)	(16,585)
Proceeds on disposal of real estate and fixed assets -	488	880	17,095	1,561

	(45,363)	(29,780)	(86,038)	(69,358)

Financing activities
Increase (decrease) in bank indebtedness	25,000	4,696	27,000	(44,779)
Issuance of long-term debt	—	—	19,261	16,110
Repayment of long-term debt	(1,413)	(6,408)	(6,033)	(15,801)
Issuance of share capital	—	—	852	29
Issuance of convertible subordinated notes	—	—	—	145,000

	23,587	(1,712)	41,080	100,559

Effect of exchange rate changes on cash and cash equivalents	285	(131)	29	5,686

Net increase (decrease) in cash and cash equivalents during the period	(39,199)	(49,072)	(59,744)	46,118
Cash and cash equivalents, beginning of period	79,262	182,871	99,807	87,681

Cash and cash equivalents, end of period	$40,063	$133,799	$40,063	$133,799

MAGNA ENTERTAINMENT CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
[Unaudited]
[U.S. dollars and share amounts in thousands]

	September 30, 2004	December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$40,063	$99,807
Restricted cash	27,040	24,738
Accounts receivable	39,683	34,215
Income taxes receivable	1,629	1,809
Prepaid expenses and other	18,280	12,939

	126,695	173,508

Real estate properties and fixed assets, net	910,458	870,225

Racing licenses	237,497	236,098

Other assets, net	11,942	13,079

Future tax assets	39,685	30,030

	$1,326,277	$1,322,940

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Bank indebtedness	$33,696	$6,696
Accounts payable and other liabilities	129,428	118,997
Long-term debt due within one year	14,624	58,048

	177,748	183,741

Long-term debt	179,269	122,026

Convertible subordinated notes	218,984	218,167

Other long-term liabilities	12,165	11,725

Future tax liabilities	134,229	130,227

Shareholders' equity:
Capital stock issued and outstanding —
Class A Subordinate Voting Stock (issued: 2004 — 48,879, 2003 — 48,680)	318,003	317,028
Class B Stock (issued: 2004 and 2003 — 58,466)	394,094	394,094
Contributed surplus	17,282	17,282
Deficit	(162,701)	(108,018)
Accumulated comprehensive income	37,204	36,668

	603,882	657,054

	$1,326,277	$1,322,940

MAGNA ENTERTAINMENT CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

1.     Summary of Significant Accounting Policies

  Basis of Presentation

        The accompanying unaudited consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles ("U.S. GAAP") for interim financial information and with instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from estimates. In the opinion of management, all adjustments, which consist of normal and recurring adjustments, necessary for fair presentation have been included. Operating results for the three and nine months ended September 30, 2004 are not necessarily indicative of the results that may be expected for the year ending December 31, 2004. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's annual report on Form 10-K for the year ended December 31, 2003.

        The Company's racing business is seasonal in nature. The Company's racing revenues and operating results for any quarter will not be indicative of the racing revenues and operating results for the year. A disproportionate share of annual revenues and net income is earned in the first quarter of each year.

2.     Acquisition and Pro-Forma Impact

        On April 16, 2003, the Company received all necessary regulatory approvals for the acquisition of Flamboro Downs Holdings Limited, the owner and operator of Flamboro Downs, and accordingly the shares of Ontario Racing Inc. ("ORI") were transferred to the Company. As the terms of the arrangements between the Company and ORI provided the Company with significant influence over ORI and the entitlements to the undistributed earnings of ORI, the results of operations of ORI were accounted for under the equity method for the period from October 18, 2002 to April 16, 2003. This acquisition is fully disclosed in the Company's consolidated financial statements for the year ended December 31, 2003.

        If the acquisition of Flamboro Downs had occurred on January 1, 2003, the Company's unaudited pro-forma total revenues would have been $104.5 million and $570.2 million for the three and nine months ended September 30, 2003, respectively. There was no impact on unaudited pro-forma net loss or pro-forma basic and diluted loss per share for the three and nine months ended September 30, 2003 as the results of operations of ORI were accounted for under the equity method during these periods.

3.     Sale and Lease Arrangement of Great Lakes Downs

        On August 24, 2004, MI Racing Inc., a wholly owned subsidiary of the Company, sold the real property and associated racetrack license of Great Lakes Downs to Richmond Racing Co., LLC ("Richmond Racing") for approximately $4.2 million. The consideration included cash of $0.2 million and the issuance of a 20-year promissory note with a principal amount of $4.0 million.

        The promissory note, which bears interest at 5% per annum, is repayable by Richmond Racing in monthly principal and interest payments of $26 thousand until maturity. MI Racing Inc. also has an option to repurchase the property and associated racetrack license of Great Lakes Downs from Richmond Racing in the event the Company is unsuccessful in obtaining a racetrack license for the proposed Romulus racetrack or in the event that state law in Michigan is amended to allow an entity to hold more than one racetrack license.

        MI Racing Inc. has also entered into a lease agreement with Richmond Racing, which gives MI Racing Inc. the conditional right to continue operating Great Lakes Downs and conducting thoroughbred race meetings at the racetrack. The lease is for an initial term of five years with an option to renew the lease for up to three additional periods of five years each. The lease requires MI Racing Inc. to make monthly rental payments of $30 thousand to Richmond Racing.

        Based on the terms contained in the sale and lease arrangement between MI Racing Inc. and Richmond Racing, for accounting purposes the transaction has not been accounted for as a sale and leaseback, but rather using the financing method of accounting under U.S. GAAP.

4.     Write-down of Long-lived Assets

        [a]   The Company has commenced a major redevelopment of its Gulfstream Park racetrack. As a result, the Company recognized a non-cash write-down of $26.3 million in the nine months ended September 30, 2004 related to Gulfstream Park's long-lived assets in connection with the redevelopment.

        The project includes significant modifications and enhancements to the racing surfaces and stable area, including the construction of a new, wider turf course. It also includes the construction of a modern clubhouse/grandstand offering an array of restaurants and entertainment facilities. The capital budget for the redevelopment of Gulfstream Park is approximately $145 million. In the event that the Company is unable to secure sufficient financing or sources of funds, the Company will not have the cash resources to continue the redevelopment of Gulfstream Park on the current schedule and the project would be delayed.

        The Company's goal is to minimize the disruption to the 2005 Gulfstream Park race meet during the construction period. To that end, it is the Company's expectation that the new racing surfaces will be completed prior to the start of the 2005 meet. However, since the project entails the demolition of a substantial portion of the current buildings and related structures, temporary facilities will be erected to house the 2005 meet.

        The new clubhouse/grandstand facility is expected to be operational for the 2006 Gulfstream Park race meet. Although the redevelopment is being scheduled to minimize any interference with Gulfstream Park's racing season, with a project of this magnitude, there will be a temporary disruption of Gulfstream Park's operations during the 2005 meet and there is a risk that the redevelopment will not be completed according to schedule. Any interference with the racing operations during the meet would result in a reduction in the revenues and earnings generated at Gulfstream Park during that meet.

        [b]   The Company has also commenced the redevelopment of the racing surfaces at Laurel Park. As a result, the Company recognized a non-cash write-down of $0.4 million in the nine months ended September 30, 2004 related to Laurel Park's long-lived assets in connection with the redevelopment.

        The project includes significant modifications and enhancements to the racing surfaces, including the construction of a new, wider turf course. It is the Company's expectation that the new dirt track will be completed by December 31, 2004 and the new turf track will be completed prior to the start of Laurel Park's 2005 summer meet, which commences on August 6, 2005.

5.     Income Taxes

        In accordance with U.S. GAAP, the Company estimates its annual effective tax rate at the end of each of the first three quarters of the year, based on current facts and circumstances. The Company has estimated a nominal annual effective tax rate for the year ended December 31, 2004 and accordingly has applied this effective tax rate to the loss before income taxes generated in the three and nine months ended September 30, 2004. The income tax benefit for the nine months ended September 30, 2004 represents a reduction in enacted income tax rates in Austria, which resulted in a revaluation of the Company's European net future tax liabilities, partially offset by income tax expense recognized from the Company's Canadian operations and in certain U.S. operations that are not included in the Company's U.S. consolidated income tax return.

6.     Bank Indebtedness

        In the three months ended September 30, 2004, the Company borrowed $25.0 million under its $50.0 million senior revolving credit facility. Loans under the credit facility are secured by a first charge on the assets of Golden Gate Fields and a second charge on the assets of Santa Anita Park, and are guaranteed by certain subsidiaries of the Company which own and operate Golden Gate Fields, Gulfstream Park and Santa Anita Park and operate Bay Meadows. The loans under the credit facility bear interest at either the U.S. Base rate or London Interbank Offered Rate ("LIBOR") plus a margin based on the Company's ratio of debt to earnings before interest, income taxes, depreciation and amortization. At September 30, 2004, the interest rate on the loan outstanding under the credit facility was 4.67% per annum.

7.     Long-term Debt

        During the nine months ended September 30, 2004, one of the Company's European subsidiaries entered into a 15 million Euro term loan facility. The facility, which bears interest at the European Interbank Offered Rate ("EURIBOR") plus 2% per annum, is secured by a first and second mortgage on land in Austria owned by the European subsidiary. At September 30, 2004, $18.6 million (15 million Euro) was outstanding on this fully drawn facility, which matures on December 15, 2006.

8.     Capital Stock and Long-term Incentive Plan

        [a]   Capital Stock

        Changes in the Class A Subordinate Voting Stock and Class B Stock for the nine months ended September 30, 2004 are shown in the following table (number of shares and stated value have been rounded to the nearest thousand):

	Class A Subordinate Voting Stock		Class B Stock		Total
	Number of Shares	Stated Value	Number of Shares	Stated Value	Number of Shares	Stated Value
Issued and outstanding at December 31, 2003	48,680	$317,028	58,466	$394,094	107,146	$711,122
Issued under the Long-term Incentive Plan	24	123	—	—	24	123
Issued on exercise of stock options	175	852	—	—	175	852

Issued and outstanding at March 31, 2004, June 30, 2004 and September 30, 2004(i)	48,879	$318,003	58,466	$394,094	107,345	$712,097

          (i)  There were no changes in the number of shares outstanding or the stated value of either the Class A Subordinate Voting Stock or Class B Stock during the three months ended September 30, 2004.

        [b]  Long-term Incentive Plan

        The Company has a Long-term Incentive Plan (the "Plan") (adopted in 2000), which allows for the grant of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock, bonus stock and performance shares to directors, officers, employees, consultants, independent contractors and agents. A maximum of 7.6 million shares of Class A Subordinate Voting Stock are available to be issued under the Plan, of which 6.3 million are available for issuance pursuant to stock options and tandem stock appreciation rights and 1.3 million are available for issuance pursuant to any other type of award under the Plan. During the three months ended September 30, 2004, no shares were issued under the Plan. During the nine months ended September 30, 2004, 199,000 shares were issued under the Plan, including 175,000 shares issued on the exercise of stock options.

        The Company grants stock options to certain directors, officers, key employees and consultants to purchase shares of the Company's Class A Subordinate Voting Stock. All of such stock options give the grantee the right to purchase Class A Subordinate Voting Stock of the Company at a price no less than the fair market value of such stock at the date of grant. Generally, stock options under the Plan vest over a period of two to six years from the date of grant at rates of 1/7th to 1/3rd per year and expire on or before the tenth anniversary of the date of grant, subject to earlier cancellation upon the occurrence of certain events specified in the stock option agreements entered into by the Company with each recipient of options.

        During the three months ended September 30, 2004, 50,000 stock options were granted, 100,000 stock options were cancelled and no stock options were exercised or expired. During the nine months ended September 30, 2004, 200,000 stock options were granted, 244,000 stock options were cancelled and 175,000 stock options were exercised. At September 30, 2004, there were 4,622,500 stock options outstanding with exercise prices ranging from $3.91 to $9.43 per share and a weighted average exercise price of $6.17 per share.

        There were 3,925,596 options exercisable at September 30, 2004 with a weighted average exercise price of $6.11 per share.

        Financial Accounting Standards Board Statement No. 123 ("SFAS 123"), "Accounting and Disclosure of Stock-Based Compensation", provides companies an alternative to accounting for stock-based compensation as prescribed under APB Opinion No. 25 ("APB 25"). SFAS 123 encourages, but does not require, companies to recognize an expense for stock-based awards at their fair value on the date of grant. SFAS 123 allows companies to continue to follow existing accounting rules (intrinsic value method under APB 25 which does not give rise to an expense) provided that pro-forma disclosures are made of what net income (loss) and earnings (loss) per share would have been had the fair value method been used. The Company accounts for stock-based compensation under APB 25 and provides pro-forma disclosure required by SFAS 123.

        There were 200,000 stock options granted during the nine months ended September 30, 2004 with an average fair value of $2.38 per option. During the nine months ended September 30, 2003, there were 640,000 stock options granted with an average fair value of $1.50 per option.

        The fair value of stock option grants is estimated at the date of grant using the Black-Scholes option valuation model with the following assumptions:

	Three months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003
Risk free interest rate	3.0%	N/A	3.0%	2.0%
Dividend yield	0.84%	N/A	0.84%	0.84%
Volatility factor of expected market price of Class A Subordinate Voting Stock	0.562	N/A	0.562	0.534
Weighted average expected life (years)	4.0	N/A	4.0	4.0

        The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

        The Company's SFAS 123 pro-forma net loss and the related per share amounts are as follows:

	Three months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003
Net loss, as reported	$(50,325)	$(15,397)	$(54,683)	$(1,936)
Pro-forma stock compensation expense determined under the fair value method, net of tax	(260)	(303)	(752)	(2,065)

Pro-forma net loss	$(50,585)	$(15,700)	$(55,435)	$(4,001)

Loss per share
Basic — as reported	$(0.47)	$(0.14)	$(0.51)	$(0.02)
Basic — pro-forma	$(0.47)	$(0.15)	$(0.52)	$(0.04)

Diluted — as reported	$(0.47)	$(0.14)	$(0.51)	$(0.02)
Diluted — pro-forma	$(0.47)	$(0.15)	$(0.52)	$(0.04)

        [c]   Maximum Shares

        The following table (number of shares have been rounded to the nearest thousand) presents the maximum number of shares of Class A Subordinate Voting Stock and Class B Stock that would be outstanding if all of the outstanding options and convertible subordinated notes issued and outstanding as at September 30, 2004 were exercised or converted:

Number of Shares
Class A Subordinate Voting Stock outstanding at September 30, 2004	48,879
Class B Stock outstanding at September 30, 2004	58,466
Options to purchase Class A Subordinate Voting Stock	4,623
8.55% Convertible Subordinated Notes, convertible at $7.05 per share	21,277
7.25% Convertible Subordinated Notes, convertible at $8.50 per share	8,824

142,069

9.     Loss Per Share

        The following is a reconciliation of the numerator and denominator of the basic and diluted loss per share computations (in thousands, except per share amounts):

	Three months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003
	Basic and Diluted	Basic and Diluted	Basic and Diluted	Basic and Diluted
Net loss	$(50,325)	$(15,397)	$(54,683)	$(1,936)

Weighted Average Shares Outstanding:
Class A Subordinate Voting Stock	48,879	48,680	48,850	48,676
Class B Stock	58,466	58,466	58,466	58,466

	107,345	107,146	107,316	107,142

Loss Per Share	$(0.47)	$(0.14)	$(0.51)	$(0.02)

        As a result of the net loss for the three months and nine months ended September 30, 2004, options to purchase 4,622,500 shares and notes convertible into 30,100,124 shares have been excluded from the computation of diluted loss per share since the effect is anti-dilutive.

        As a result of the net loss for the three months and nine months ended September 30, 2003, options to purchase 5,342,500 shares and notes convertible into 30,100,124 and 17,448,479 shares, respectively, were excluded from the computation of diluted loss per share since the effect was anti-dilutive.

10.   Commitments and Contingencies

        [a]   The Company generates a substantial amount of its revenues from wagering activities and, therefore, it is subject to the risks inherent in the ownership and operation of a racetrack. These include, among others, the risks normally associated with changes in the general economic climate, trends in the gaming industry, including competition from other gaming institutions and state lottery commissions, and changes in tax laws and gaming laws.

        [b]   In the ordinary course of business activities, the Company may be contingently liable for litigation and claims with customers, suppliers and former employees. Management believes that adequate provisions have been recorded in the accounts where required. Although it is not possible to accurately estimate the extent of potential costs and losses, if any, management believes, but can provide no assurance, that the ultimate resolution of such contingencies would not have a material adverse effect on the financial position of the Company.

        [c]    In connection with its acquisition of a controlling interest in The Maryland Jockey Club, Maryland Racing, Inc. ("MRI"), a wholly-owned subsidiary of the Company, agreed with the Maryland Racing Commission to spend a minimum of $5.0 million by August 31, 2003, an additional $5.0 million by December 31, 2003, and an additional $5.0 million by June 30, 2004 on capital expenditures and renovations at Pimlico Race Course, Laurel Park, Bowie Training Center and their related facilities and operations. As a result of delays in permitting of several projects related to this commitment, $10.0 million had been spent by September 30, 2004 and the remaining $5.0 million has been placed in an escrow account to be applied to future capital expenditures and renovations. The Company's capital expenditure plan for 2004 anticipates satisfying this spending commitment by the end of 2004.

        [d]   In connection with its acquisition of a controlling interest in The Maryland Jockey Club, the Company has an obligation to pay $18.3 million on exercise of either the put or call options for the remaining interest in The Maryland Jockey Club. At September 30, 2004, this obligation has been reflected on the condensed consolidated balance sheet as long-term debt due after one year.

        [e]   The Maryland Jockey Club is a party to an agreement (the "Maryland Operating Agreement") with Cloverleaf Enterprises, Inc. ("Cloverleaf"), the current owner of Rosecroft Raceway ("Rosecroft"), a standardbred track located in Prince George's County in Maryland. The Maryland Operating Agreement replaced a previous agreement (the "Maryland Revenue Sharing Agreement"), which was effective as of January 1, 2000 and expired on April 18, 2004. The Maryland Operating Agreement was effective from June 9, 2004, and has been extended until December 31, 2004.

        The Maryland Revenue Sharing Agreement enabled wagering to be conducted, both day and evening, on live and simulcast thoroughbred and harness races at Pimlico, Laurel Park and Rosecroft and the three Maryland OTBs operated by them. Under the agreement, wagering revenue from these sources was pooled and certain expenses and obligations were pooled and paid from those revenues to generate net wagering revenue. This net wagering revenue was then distributed 80% to The Maryland Jockey Club and 20% to Rosecroft. Commencing April 19, 2004, The Maryland Jockey Club and Rosecroft are no longer pooling their wagering revenue and distributing net wagering revenue as they did under the Maryland Revenue Sharing Agreement. From April 19, 2004 until June 9, 2004, they operated under a state law which precluded The Maryland Jockey Club from operating after 6:15 p.m. without Rosecroft's consent, and the federal Interstate Horseracing Act, which provides that, without the consent of The Maryland Jockey Club, Rosecroft cannot accept simulcast wagering on horse racing during the times that Pimlico or Laurel Park are running live races.

        Since coming into effect on June 9, 2004, the Maryland Operating Agreement has enabled Pimlico, Laurel Park and Rosecroft to conduct simulcast wagering on thoroughbred and harness race signals during the day and evening hours without restriction. Under the Maryland Operating Agreement, Cloverleaf agrees to pay the thoroughbred industry a 12% premium on pari-mutuel wagering (net of refunds) conducted at Rosecroft on all thoroughbred race signals, and The Maryland Jockey Club agrees to pay Cloverleaf a 12% premium on pari-mutuel wagering (net of refunds) conducted at Pimlico and Laurel Park on all standardbred race signals.

        Under the Maryland Operating Agreement, the parties have agreed to make a good faith effort to reach a long-term agreement on cross-breed simulcasting and OTB facilities in the State of Maryland. Without an arrangement similar in effect to the Maryland Revenue Sharing Agreement or the Maryland Operating Agreement, there would be a material decline in the revenues, earnings and purses of The Maryland Jockey Club.

        [f]    The Bay Meadows lease expires on December 31, 2004. Although the Company is continuing to explore alternative venues, including vacant land that has been purchased in Dixon, California for future development of a thoroughbred racetrack with an associated retail shopping and entertainment complex, this project is still in the early stages of planning and is subject to regulatory and other approvals. At this time, the Company is not expecting the Bay Meadows lease to be extended beyond December 31, 2004. If this lease is not renewed, the Company's operating results will be materially adversely affected at least until such time as an alternative venue could be opened or additional revenue source arrangements secured. There can be no assurance that operating at an alternative venue in the future will be as profitable as the Company's Bay Meadows operation has been. Bay Meadows has budgeted earnings before income taxes for 2005 of $3.0 million.

        [g]   The Company is considering a redevelopment of the entire stable area at Laurel Park (the "Laurel Park Redevelopment"). In the event this development were to proceed as currently contemplated, the Laurel Park Redevelopment would include the construction of new barns, dormitories and grooms' quarters. The aggregate carrying value at September 30, 2004 of the assets that would be demolished if the Laurel Park Redevelopment is completed is approximately $3.1 million. If the Company decides to proceed with the Laurel Park Redevelopment and obtains the approval of its Board of Directors, a reduction in the expected life of the existing assets would occur and a write-down would be necessary. If the Company proceeds, the project would be scheduled to minimize any interference with Laurel Park's racing season, however, with a project of this magnitude, there will likely be a temporary disruption of Laurel Park's operations during a racing season and there is risk that the redevelopment will not be completed according to schedule. Any interference with the racing operations would result in a reduction in the revenues and earnings generated at Laurel Park during that season.

        [h]   The Company is considering a redevelopment of the clubhouse/grandstand at The Meadows ("The Meadows Redevelopment"). In the event the Company obtains a slot machine license for The Meadows and this development were to proceed as currently contemplated, The Meadows Redevelopment would include the construction of a new clubhouse/grandstand with a facility to house slot machines. The aggregate carrying value at September 30, 2004 of the assets that would be demolished if The Meadows Redevelopment is completed is approximately $8.6 million. If the Company decides to proceed with The Meadows Redevelopment and obtains approval of its Board of Directors, a reduction in the expected life of the existing assets would occur and a write-down would be necessary. If the Company proceeds, the Company's goal would be to minimize any interference with The Meadows' operations, however, with a project of this magnitude, there will likely be a temporary disruption of The Meadows' operations and there is risk that the redevelopment will not be completed according to schedule. Any interference with the racing operations would result in a reduction in the revenues and earnings at The Meadows.

        [i]    In June 2003, the Company purchased an approximately 22% interest in the real property upon which Portland Meadows is located, and also purchased the long-term rights to operate the facility pursuant to an operating lease. The operating lease requires the Company to pay rent equal to one percent of the wagers made at the track (including wagers on both live and import races), and also an additional percentage of revenues for other activities as follows: (a) one percent of revenues for horse-related activities, including simulcasting of horse races during the non-live season, (b) five percent of revenues not related to horse racing up to $800 thousand, and (c) three percent of revenues not related to horse racing in excess of $800 thousand. As the owner of an approximately 22% interest in the real property, the Company receives approximately 22% of the rent payments, which are applied to the rental payments made by the Company in order to reduce rent expense, which is reflected in racing operating costs on the consolidated statements of operations and comprehensive income (loss).

        [j]    Contractual commitments related to construction and development projects outstanding at September 30, 2004 amounted to approximately $40.1 million.

11.   Segment Information

        The Company's reportable segments reflect how the Company is organized and managed by senior management, including its President and Chief Executive Officer. The Company has two principal operating segments: racing operations and real estate and other operations. The racing segment has been further segmented to reflect geographical and other operations as follows: (1) California operations include Santa Anita Park, Golden Gate Fields, Bay Meadows and San Luis Rey Downs; (2) Florida operations include Gulfstream Park and the Palm Meadows Training Center; (3) Maryland operations include Laurel Park, Pimlico Race Course, Bowie Training Center and the Maryland OTB network; (4) Southern United States operations include Lone Star Park, Remington Park and its OTB network; (5) Northern United States operations include The Meadows and its OTB network, Thistledown, Great Lakes Downs, Portland Meadows, Multnomah Greyhound Park and the Oregon OTB network and the North American production facility for StreuFex™; (6) Canadian operations include Flamboro Downs and its OTB network; (7) European operations include Magna Racino™, RaceONTV™ and the European production facility for StreuFex™; and (8) Technology operations include XpressBet™, HorseRacing TV™ and a 30% equity investment in AmTote International, Inc. The Corporate and other segment includes costs related to the Company's corporate head office, cash and other corporate office assets and investments in racing related real estate held for development. Eliminations reflect the elimination of revenues between business units. The real estate and other operations segment has also been further segmented to reflect the sale of Non-Core Real Estate and golf and other operations which include the operation of two golf courses and related facilities, and other real estate holdings including residential housing developments adjacent to the Company's golf courses.

        The accounting policies of each segment are the same as those described in the "Significant Accounting Policies" section of the Company's annual report on Form 10-K for the year ended December 31, 2003.

        The Company, including its President and Chief Executive Officer, uses revenues and earnings before interest, income taxes, depreciation and amortization ("EBITDA") as key performance measures of results of operations for purposes of evaluating operating and financial performance internally. Management believes that the use of these measures enables management and investors to evaluate and compare, from period to period, the Company's operating and financial performance in a meaningful and consistent manner. Because the Company uses EBITDA as a key measure of financial performance, the Company is required by U.S. GAAP to provide the information in this note concerning EBITDA. However, these measures should not be considered as an alternative to, or more meaningful than, net income (loss) as a measure of the Company's operating results or cash flows, or as a measure of liquidity.

        The following summary presents key information about reported segments for the three months and nine months ended September 30, 2004 and 2003 (in thousands):

	Three months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003
Revenues
California operations	$20,568	$21,339	$216,730	$215,981
Florida operations	85	48	79,022	77,989
Maryland operations	19,458	19,427	81,949	79,291
Southern U.S. operations	18,758	20,442	70,565	71,202
Northern U.S. operations	24,453	25,292	72,615	74,170
Canadian operations	6,543	6,970	20,270	12,791
European operations	1,985	254	4,347	617
Technology operations	5,300	4,822	23,808	24,081

	97,150	98,594	569,306	556,122
Corporate and other	180	—	689	382
Eliminations	(496)	(638)	(6,846)	(9,206)

Total racing operations	96,834	97,956	563,149	547,298

Sale of real estate	—	—	16,387	—
Golf and other	5,441	6,519	13,053	15,559

Total real estate and other operations	5,441	6,519	29,440	15,559

Total revenues	$102,275	$104,475	$592,589	$562,857

	Three months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003
Earnings (loss) before interest, income taxes, depreciation and amortization ("EBITDA")
California operations	$(5,156)	$(3,635)	$23,893	$26,123
Florida operations (i)	(2,592)	(2,739)	(14,289)	10,865
Maryland operations (i)	(1,364)	(620)	7,587	5,903
Southern U.S. operations	(820)	(331)	3,818	4,359
Northern U.S. operations	(493)	103	(826)	(706)
Canadian operations	1,825	2,665	6,071	5,516
European operations	(7,768)	(45)	(14,559)	(63)
Technology operations	(1,743)	(643)	(786)	865

	(18,111)	(5,245)	10,909	52,862
Corporate and other	(6,500)	(7,278)	(18,738)	(20,034)
Predevelopment costs	(5,614)	(1,241)	(12,143)	(5,846)

Total racing operations	(30,225)	(13,764)	(19,972)	26,982

Sale of real estate	—	—	9,625	—
Golf and other	(124)	1,165	(706)	3,235

Total real estate and other operations	(124)	1,165	8,919	3,235

Total EBITDA	$(30,349)	$(12,599)	$(11,053)	$30,217

          (i)  For the nine months ended September 30, 2004, the Florida operations segment includes a non-cash write-down of long-lived assets of $26.3 million and the Maryland operations segment includes a non-cash write-down of long-lived assets of $0.4 million.

	September 30, 2004	December 31, 2003
Total Assets
California operations	$298,094	$311,988
Florida operations	191,973	178,040
Maryland operations	160,532	143,486
Southern U.S. operations	108,891	105,357
Northern U.S. operations	120,835	116,725
Canadian operations	94,305	95,996
European operations	117,295	90,419
Technology operations	17,171	12,821

	1,109,096	1,054,832
Corporate and other	89,508	135,729

Total racing operations	1,198,604	1,190,561

Non-Core Real Estate	2,508	9,345
Golf and other	125,165	123,034

Total real estate and other operations	127,673	132,379

Total assets	$1,326,277	$1,322,940

Reconciliation of EBITDA to Net Loss

	Three months ended September 30, 2004
	Racing Operations	Real Estate and Other Operations	Total
EBITDA	$(30,225)	$(124)	$(30,349)
Interest expense (income), net	6,829	(355)	6,474
Depreciation and amortization	9,615	759	10,374

Loss before income taxes	(46,669)	(528)	(47,197)
Income tax provision			3,128

Net loss			$(50,325)

	Three months ended September 30, 2003
	Racing Operations	Real Estate and Other Operations	Total
EBITDA	$(13,764)	$1,165	$(12,599)
Interest expense (income), net	4,473	(36)	4,437
Depreciation and amortization	7,317	606	7,923

Income (loss) before income taxes	(25,554)	595	(24,959)
Income tax benefit			(9,562)

Net loss			$(15,397)

	Nine months ended September 30, 2004
	Racing Operations	Real Estate and Other Operations	Total
EBITDA	$(19,972)	$8,919	$(11,053)
Interest expense (income), net	18,788	(1,051)	17,737
Depreciation and amortization	25,733	2,219	27,952

Income (loss) before income taxes	(64,493)	7,751	(56,742)
Income tax benefit			(2,059)

Net loss			$(54,683)

	Nine months ended September 30, 2003
	Racing Operations	Real Estate and Other Operations	Total
EBITDA	$26,982	$3,235	$30,217
Interest expense (income), net	9,516	(297)	9,219
Depreciation and amortization	21,134	2,023	23,157

Income (loss) before income taxes	(3,668)	1,509	(2,159)
Income tax benefit			(223)

Net loss			$(1,936)

12.   Subsequent Events

        [a]   A subsidiary of the Company, Pimlico Racing Association, Inc., had a $10.0 million revolving credit loan facility that was scheduled to mature on September 7, 2004, but was extended until October 28, 2004, at which date the facility was converted to a term loan facility, which matures on December 15, 2019. The term loan facility, that bears interest at either the U.S. Prime rate or LIBOR plus 2.6% per annum, is secured by deeds of trust on land, buildings and improvements and security interests in all other assets of the subsidiary and certain affiliates of The Maryland Jockey Club. At November 1, 2004, $10.0 million (September 30, 2004 — $8.7 million) was outstanding on this term loan facility.

        [b]   A subsidiary of the Company, The Santa Anita Companies, Inc., is party to a secured term loan facility, that was scheduled to mature on November 30, 2004, however, the facility was amended and extended until October 7, 2007, subject to a further extension at the Company's option to October 7, 2009. Under the facility, the Company's subsidiary is entitled to borrow up to a maximum of $75.0 million. Borrowings under the facility bear interest at either the U.S. Prime rate or LIBOR plus 2.0% per annum.

        The facility is guaranteed by the Los Angeles Turf Club, Incorporated ("LATC"), a wholly-owned subsidiary of the Company, and is secured by a First Deed of Trust on Santa Anita Park and the surrounding real property, an assignment of the lease between LATC, the racetrack operator, and The Santa Anita Companies, Inc. and a pledge of all of the outstanding capital stock of LATC and The Santa Anita Companies, Inc. At November 1, 2004, the facility is fully drawn (September 30, 2004 — $48.0 million) and is repayable in monthly principal amounts of $417 thousand until maturity.

        Effective November 1, 2004, the Company entered into an interest rate swap contract. Under the terms of the contract, the Company receives a LIBOR based variable interest rate and pays a fixed rate of 5.38% per annum on a notional amount of 40% of the outstanding balance under The Santa Anita Companies, Inc. facility.

        [c]    The Company's senior secured revolving credit facility in the amount of $50.0 million was amended and extended until October 10, 2005, and may be further extended with the consent of both parties. The facility is available by way of U.S. dollar loans and letters of credit for general corporate purposes. Loans under the facility are secured by a first charge on the assets of Golden Gate Fields and a second charge on the assets of Santa Anita Park, and are guaranteed by certain subsidiaries of the Company which own and operate Golden Gate Fields, Santa Anita Park, Gulfstream Park, Palm Meadows, Lone Star Park, the off-track betting operations in Pennsylvania and operate Bay Meadows.

        The loans under the facility bear interest at either the U.S. Base rate or LIBOR plus a margin based on the Company's ratio of debt to earnings before interest, income taxes, depreciation and amortization. At November 1, 2004, the Company had borrowings under the credit facility of $25.0 million (September 30, 2004 — $25.0 million) and had issued letters of credit totalling $21.7 million (September 30, 2004 — $21.7 million) under the credit facility, such that $3.3 million (September 30, 2004 — $3.3 million) was unused and available.

        [d]   On November 1, 2004, wholly-owned subsidiaries of the Company entered into access agreements with Magna International Inc. and one of its subsidiaries ("Magna") for their use of the golf courses and associated clubhouse, meeting, dining and other facilities at the Magna Golf Club in Aurora, Ontario and Fontana Sports in Oberwaltersdorf, Austria. The agreements, which expire on December 31, 2014, stipulate annual fees of Cdn. $5.0 million, retroactive to January 1, 2004, and Euro 2.5 million, retroactive to March 1, 2004, respectively, for use of the Magna Golf Club and Fontana Sports facilities, which will result in the recognition of approximately $6.5 million of revenue in the fourth quarter of 2004 related to these access agreements.

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PRESS RELEASE
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
CONDENSED CONSOLIDATED BALANCE SHEETS
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS